EXHIBIT 1
SCHEDULE 13D JOINT FILING AGREEMENT

In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and any and all future amendments to the Schedule 13D, and have duly executed this joint filing agreement as of the date set forth below.

Dated:  July 1, 2009

ComVest Capital, LLC

By: /s/ Cecilio Rodriguez_
Name: Cecilio Rodriguez
Title: Chief Financial Officer

ComVest Capital Management, LLC

By:/s/ Cecilio Rodriguez_
Name: Cecilio Rodriguez
Title: Chief Financial Officer

/s/ Michael S. Falk
Michael S. Falk, Individually

/s/ Robert L. Priddy
Robert L. Priddy, Individually